Exhibit 99.1

Contact:
Ron Parham
Sr. Director of Investor Relations
& Corporate Communications
Columbia Sportswear Company
(503) 985-4584
rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY
REPORTS THIRD QUARTER AND YEAR-TO-DATE 2016 FINANCIAL RESULTS;
UPDATES FULL YEAR 2016 FINANCIAL OUTLOOK

Third Quarter and Year-to-Date 2016 Highlights:

•	Third quarter net sales decreased 3 percent to $745.7 million.

•	Third quarter net income totaled $83.6 million, or $1.18 per diluted share.

•	Year-to-date net sales increased 2 percent (3 percent constant-currency) to a record $1,659.6 million.

•	Year-to-date net income decreased 3 percent to $107.2 million, or $1.52 per diluted share.

•	The board of directors approved a 6 percent increase in the quarterly dividend to $0.18 per share.

Updated Fiscal Year 2016 Financial Outlook:

•	Approximately 4 percent net sales growth, including less than 1 percentage point negative effect from changes in currency exchange rates.

•	Up to 4 percent increase in operating income to between $250 million and $259 million, representing operating margin of up to 10.7 percent of net sales.

•	An estimated full year tax rate of approximately 25.0 percent.

•
Up to 8 percent increase in net income to between $180.0 million and $187.5 million, or approximately $2.55 to $2.65 per diluted share, on approximately 70.7 million diluted shares outstanding, including an unfavorable impact of approximately $(0.26) per share due to changes in currency exchange rates.

PORTLAND, Ore. - October 27, 2016 - Columbia Sportswear Company (NASDAQ: COLM) today announced third quarter net sales of $745.7 million for the quarter ended September 30, 2016, a 3 percent decrease compared with net sales of $767.6 million for the third quarter of 2015. Third quarter 2016 net income totaled $83.6 million, or $1.18 per diluted share, compared to third quarter 2015 net income of $91.1 million, or $1.28 per diluted share. The combined effects of a shift in timing of shipments of U.S. wholesale advance orders and bankruptcies of certain U.S. wholesale customers during 2016 had a negative effect on comparative third quarter results.

Through the first nine months of 2016, net sales increased $32.8 million, or 2 percent (3 percent constant-currency), to a record $1,659.6 million, compared to $1,626.8 million in the comparable 2015 period. Year-to-date net income decreased 3 percent, to $107.2 million, or $1.52 per diluted share, compared with net income of $111.0 million, or $1.56 per diluted share, for the comparable 2015 period.

Chief Executive Officer Tim Boyle commented, "During the third quarter, our go-to-market and operational teams around the world continued to execute well against a challenging consumer environment, setting the stage across the global retail landscape with innovative, trend-right Fall season products supported by compelling brand marketing campaigns. The Columbia, prAna and SOREL brands drove mid-teen percentage growth in our North American direct-

to-consumer channel, high-20-percent growth in Europe-direct markets and high-single-digit percentage growth in China, helping to partially offset the negative effects of bankruptcies and cautious inventory management by North American wholesale customers, as well as continued challenges in Russia and Korea."

Boyle concluded, "Our expanded direct-to-consumer businesses, enhanced supply chain, strong balance sheet and proven disciplined expense management enable us to drive profitability over the long run, while making strategic investments to drive demand for our brands and enhance our operations."

Third Quarter Results
(All comparisons are between third quarter 2016 and third quarter 2015, unless otherwise noted.)

The combined effects of a shift in timing of shipments of U.S. wholesale advance orders from the third quarter into the fourth quarter of 2016 compared to the prior year, and the impact of U.S. wholesale customer bankruptcies during 2016 presented a difficult comparison to the third quarter of 2015, when a favorable shift in timing of shipments drove a 26 percent increase in U.S. net sales, a 14 percent increase in consolidated net sales and a 39 percent increase in consolidated net income, compared with the third quarter of 2014.

Third quarter consolidated net sales declined 3 percent driven by:

•
a 6 percent decline in U.S. net sales to $484.8 million, consisting of a low-double-digit percentage net sales decline in the company's wholesale channels, partially offset by a mid-teen percentage increase in direct-to-consumer channels; and

•	a 3 percent net sales decline in Canada, to $75.2 million.
These declines were partially offset by:

•
8 percent net sales growth in the Europe, Middle East and Africa (EMEA) region to $73.0 million, including high-20-percent growth in the company’s Europe-direct business, partially offset by a low-30-percent decline in net sales to EMEA distributors; and

•
3 percent net sales growth (1 percent constant-currency) in the Latin America, Asia Pacific (LAAP) region to $112.7 million, consisting of mid-teen percentage growth in Japan (low-single-digit decline constant-currency) and high-single-digit percentage growth in China (mid-teen constant currency), partially offset by a low-20-percent net sales decline in Korea and a high-single-digit percentage decline in net sales to LAAP distributors. (See "Geographical Net Sales" table below.)

Global Columbia brand net sales decreased 4 percent to $587.3 million compared with the third quarter of 2015. Global SOREL brand net sales increased 2 percent (1 percent constant-currency) to $87.6 million. Global prAna brand net sales increased 11 percent to $38.1 million, and global Mountain Hardwear brand net sales declined 12 percent (13 percent constant-currency) to $30.5 million. (See "Brand Net Sales" table below.)

Global Apparel, Accessories & Equipment net sales decreased 4 percent to $574.1 million and Footwear net sales were essentially unchanged at $171.6 million. (See "Categorical Net Sales" table below.)

Third quarter income from operations totaled $123.6 million, or 16.6 percent of net sales, compared to $132.3 million, or 17.2 percent of net sales, for the same period in 2015.

The effective income tax rate was 29.7 percent in the third quarter of 2016, compared to 28.9 percent for the same period in 2015.

Third quarter net income totaled $83.6 million, or $1.18 per share, compared with third quarter 2015 net income of $91.1 million, or $1.28 per share.

Balance Sheet
Consolidated inventories of $588.0 million at September 30, 2016 were 8 percent higher than the $546.7 million balance at September 30, 2015, with the increase consisting primarily of current Fall 2016 product.

The company ended the quarter with $219.7 million of cash and short-term investments, compared with $174.0 million at September 30, 2015. Approximately 82 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Dividend
The board of directors authorized a 6 percent increase in the company's regular quarterly dividend to $0.18 per share, from the prior $0.17 per share, payable on December 1, 2016 to shareholders of record on November 17, 2016.

Updated 2016 Financial Outlook
All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties that may cause actual results to differ, perhaps materially.

The company’s annual net sales are weighted more heavily toward the Fall season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

Projections for the rest of the year are predicated on normal seasonal weather globally. All of the company's anticipated growth in full year 2016 operating income and earnings is concentrated in the fourth quarter, and is heavily dependent upon the performance of our U.S. direct-to-consumer channel.

The company currently expects full year 2016 net sales growth of approximately 4 percent, including less than 1 percentage point negative effect from changes in foreign currency exchange rates, on a base of 2015 net sales of $2.33 billion.

The company expects fiscal year 2016 gross margins to improve by up to 10 basis points, and for selling, general and administrative (SG&A) expenses to increase at a rate slightly higher than anticipated net sales growth. The company continues to expect a full year tax rate of approximately 25 percent.

Based on the above assumptions, the company expects operating income to increase up to 4 percent, to between $250 million and $259 million, resulting in anticipated 2016 operating margin of up to 10.7 percent. The company expects net income after non-controlling interest to increase up to 8 percent, to between approximately $180.0 million and $187.5 million, or approximately $2.55 to $2.65 per diluted share, compared with 2015 net income of $174.3 million, or $2.45 per diluted share. Included in the above 2016 earnings per share outlook is an unfavorable impact of approximately $(0.26) resulting from the strengthening of the U.S. dollar, in addition to an estimated unfavorable impact of $(0.10) per share in 2015. This currency impact primarily consists of lower gross margins within many of our foreign subsidiaries as a result of increased local currency costs of inventory purchased in U.S. dollars.

CFO’s Commentary on Third Quarter and Year-to-Date 2016 Financial Results and Updated 2016 Financial Outlook Available Online
At approximately 4:15 p.m. ET today, a commentary by Tom Cusick, Executive Vice President of Finance, Chief Financial Officer and Treasurer, reviewing the company’s third quarter and year-to-date 2016 financial results and updated 2016 financial outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call
The company will host a conference call on Thursday, October 27, 2016 at 5:00 p.m. ET to review its third quarter and year-to-date financial results and updated 2016 financial outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the company’s website at http://investor.columbia.com where it will remain available until approximately October 26, 2017.

Fourth Quarter 2016 Reporting Schedule
Columbia Sportswear Company plans to report financial results for fourth quarter and full year 2016 on Thursday, February 9, 2017 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the company’s fourth quarter and full-year financial results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com.

Supplemental Constant-Currency Financial Information
The company reports its financial information in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See "Supplemental Financial Information - Constant-currency Basis" tables below.) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

About Columbia Sportswear Company
Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, the company’s brands are today sold in approximately 100 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL®, prAna®, and OutDry® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.prana.com, and www.outdry.com.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses, operating income, operating margins, selling, general and administrative expenses, income tax rates, earnings per share and the number of diluted shares outstanding at year-end, inventory costs, the effects of changes in foreign currency exchange rates, the performance of our U.S. direct-to-consumer channel, and net income. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should" and "may" and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives and to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in brick and mortar retail channels; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates or increasing wage rates; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,
	2016	2015
Current Assets:
Cash and cash equivalents	$219,189	$173,410
Short-term investments	467	629
Accounts receivable, net	486,236	529,844
Inventories	588,021	546,685
Deferred income taxes	—	62,888
Prepaid expenses and other current assets	33,514	35,140
Total current assets	1,327,427	1,348,596

Property, plant, and equipment, net	285,514	294,926
Intangible assets, net	134,724	139,871
Goodwill	68,594	68,594
Deferred income taxes	79,934	2,972
Other non-current assets	25,622	21,917
Total assets	$1,921,815	$1,876,876

Current Liabilities:
Short-term borrowings	$20	$21,045
Accounts payable	136,667	170,168
Accrued liabilities	166,496	163,897
Income taxes payable	29,332	30,515
Deferred income taxes	—	126
Total current liabilities	332,515	385,751
Note payable to related party	14,629	15,356
Other long-term liabilities	43,066	38,625
Income taxes payable	10,724	11,256
Deferred income taxes	229	4,364
Total liabilities	401,163	455,352

Equity:
Columbia Sportswear Company shareholders' equity	1,499,652	1,406,397
Non-controlling interest	21,000	15,127
Total equity	1,520,652	1,421,524

Total liabilities and equity	$1,921,815	$1,876,876

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$745,714	$767,550	$1,659,595	$1,626,766
Cost of sales	400,002	411,090	886,922	870,214
Gross profit	345,712	356,460	772,673	756,552
	46.4%	46.4%	46.6%	46.5%

Selling, general and administrative expenses	224,497	226,778	622,843	594,782
Net licensing income	2,415	2,587	6,279	5,659
Income from operations	123,630	132,269	156,109	167,429
Interest income, net	393	309	1,576	1,260
Interest expense on note payable to related party	(253)	(275)	(779)	(827)
Other non-operating expense	(620)	(1,558)	(736)	(3,287)
Income before income tax	123,150	130,745	156,170	164,575
Income tax expense	(36,598)	(37,805)	(43,297)	(49,520)
Net income	86,552	92,940	112,873	115,055
Net income attributable to non-controlling interest	2,967	1,879	5,690	4,068
Net income attributable to Columbia Sportswear Company	$83,585	$91,061	$107,183	$110,987

Earnings per share attributable to Columbia Sportswear Company:
Basic	$1.20	$1.29	$1.54	$1.58
Diluted	1.18	1.28	1.52	1.56
Weighted average shares outstanding:
Basic	69,761	70,338	69,632	70,253
Diluted	70,630	71,239	70,586	71,201

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$112,873	$115,055
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	44,478	41,921
Loss on disposal and impairment of property, plant, and equipment	3,646	679
Deferred income taxes	927	3,181
Stock-based compensation	8,454	8,731
Excess tax benefit from employee stock plans	—	(7,642)
Changes in operating assets and liabilities:
Accounts receivable	(106,906)	(195,018)
Inventories	(103,475)	(173,444)
Prepaid expenses and other current assets	429	2,762
Other assets	(2,552)	(2,676)
Accounts payable	(82,590)	(41,327)
Accrued liabilities	10,999	16,747
Income taxes payable	26,045	16,799
Other liabilities	2,505	3,367
Net cash used in operating activities	(85,167)	(210,865)

Cash flows from investing activities:
Purchases of short-term investments	(21,263)	(38,208)
Sales of short-term investments	21,263	64,980
Capital expenditures	(35,588)	(47,796)
Proceeds from sale of property, plant, and equipment	52	126
Net cash used in investing activities	(35,536)	(20,898)

Cash flows from financing activities:
Proceeds from credit facilities	59,277	36,519
Repayments on credit facilities	(61,197)	(15,343)
Proceeds from issuance of common stock under employee stock plans	10,742	16,901
Tax payments related to restricted stock unit issuances	(4,870)	(4,633)
Excess tax benefit from employee stock plans	—	7,642
Repurchase of common stock	(11)	(14,525)
Cash dividends paid	(35,548)	(31,667)
Net cash used in financing activities	(31,607)	(5,106)

Net effect of exchange rate changes on cash	1,729	(3,279)
Net decrease in cash and cash equivalents	(150,581)	(240,148)

Cash and cash equivalents, beginning of period	369,770	413,558
Cash and cash equivalents, end of period	$219,189	$173,410

Supplemental disclosures of non-cash investing and financing activities:
Capital expenditures incurred but not yet paid	$3,656	$9,150

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended September 30,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2016	Translation	2016(1)	2015	% Change	% Change(1)
Geographical Net Sales:
United States	$484.8	$—	$484.8	$513.1	(6)%	(6)%
LAAP	112.7	(2.5)	110.2	109.4	3%	1%
EMEA	73.0	(0.1)	72.9	67.4	8%	8%
Canada	75.2	0.3	75.5	77.7	(3)%	(3)%
Total	$745.7	$(2.3)	$743.4	$767.6	(3)%	(3)%

Brand Net Sales:
Columbia	$587.3	$(1.8)	$585.5	$609.7	(4)%	(4)%
SOREL	87.6	(0.3)	87.3	86.2	2%	1%
prAna	38.1	—	38.1	34.4	11%	11%
Mountain Hardwear	30.5	(0.2)	30.3	34.8	(12)%	(13)%
Other	2.2	—	2.2	2.5	(12)%	(12)%
Total	$745.7	$(2.3)	$743.4	$767.6	(3)%	(3)%

Categorical Net Sales:
Apparel, Accessories and Equipment	$574.1	$(1.7)	$572.4	$596.1	(4)%	(4)%
Footwear	171.6	(0.6)	171.0	171.5	—%	—%
Total	$745.7	$(2.3)	$743.4	$767.6	(3)%	(3)%

	Nine Months Ended September 30,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2016	Translation	2016(1)	2015	% Change	% Change(1)
Geographical Net Sales:
United States	$1,049.8	$—	$1,049.8	$1,009.0	4%	4%
LAAP	301.8	0.3	302.1	319.5	(6)%	(5)%
EMEA	183.4	2.4	185.8	175.0	5%	6%
Canada	124.6	5.6	130.2	123.3	1%	6%
Total	$1,659.6	$8.3	$1,667.9	$1,626.8	2%	3%

Brand Net Sales:
Columbia	$1,357.8	$7.7	$1,365.5	$1,335.8	2%	2%
SOREL	109.2	0.2	109.4	103.9	5%	5%
prAna	111.7	—	111.7	97.6	14%	14%
Mountain Hardwear	72.7	0.5	73.2	81.1	(10)%	(10)%
Other	8.2	(0.1)	8.1	8.4	(2)%	(4)%
Total	$1,659.6	$8.3	$1,667.9	$1,626.8	2%	3%

Categorical Net Sales:
Apparel, Accessories and Equipment	$1,329.6	$6.2	$1,335.8	$1,305.6	2%	2%
Footwear	330.0	2.1	332.1	321.2	3%	3%
Total	$1,659.6	$8.3	$1,667.9	$1,626.8	2%	3%

(1) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year.